Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the covenants undertaken and releases contained in this CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter referred to as “Agreement”), the undersigned (“Employee”) on the one hand, and Vince Holding Corp. (the “Company”) on the other side, agree as follows:

1.
Documents Incorporated. All exhibits attached hereto and/or referenced herein are hereby incorporated into this Agreement by reference and shall form part of this Agreement. All capitalized terms otherwise not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

2.
Denial of Liability. This Agreement shall not in any way be construed as an admission by the Company or by Employee of any breaches of contract, statutory violations, wrongful acts or acts of discrimination whatsoever against or by Employee or any other person, and the Company specifically disclaims any liability to, or discrimination against Employee or any other person, on the part of itself, its employees, or its agents.

3.
Termination of Employment. Employee’s employment with the Company terminated effective as of March 26, 2024 (the “Termination Date”). All salary, compensation, and perquisites of employment will cease as of the Termination Date. Employee is also hereby removed and terminated from, and hereby resigns, effective as of the Termination Date, from all other positions, titles, duties, authorities and responsibilities (including without limitation from any board positions) with, arising out of or relating to Employee’s employment with the Company and its subsidiaries and affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such removal and termination.

4.
Severance Payment. In exchange for Employee’s agreement to the terms of this Agreement and any covenants contained in the Employment Agreement, and provided Employee does not revoke this Agreement as set forth in Section 34 of this Agreement, the Company shall provide Employee only with the following payments and benefits (collectively, the “Severance Payment”):

The Company shall pay Employee at the Severance Rate, less tax withholdings and authorized deductions, pursuant to the Company’s normal payroll practices and procedures, during the Severance Period following the seven (7) day revocation period referred to in Section 34 of this Agreement (provided, that, this Agreement is not revoked), as set forth in Exhibit A attached hereto, or, if earlier, until Employee starts other employment, consulting, freelance, or any other compensated role or position which pays Employee a base salary equal to or greater than the Severance Rate. In the event Employee obtains other employment, consulting, freelance, or any other compensated role which pays Employee a base salary less than the Severance Rate, then Employee’s severance payments shall immediately become subject to offset by the amount of

Employee’s new base salary and guaranteed incentive compensation, if any, from such other employment that is received by Employee during the Severance Period. If Employee receives other employment, consulting, freelance, or any other compensated role or position during the Severance Period, Employee must immediately notify the Company of the start and end dates and compensation for the role.

Employee’s right to receive any payments described in this Section 4, which are not already required by law, is expressly conditioned upon: (i) the absence of any breach by Employee of this Agreement and the terms of the Employment Agreement, including but not limited to the non- compete (as amended by this Agreement), confidentiality, non-solicit and non-disparagement provisions of the Employment Agreement and this Agreement, if any, and (ii) the absence of any misconduct by Employee on or after the date of termination that is harmful to the Company, its property, its goodwill, or its customers (such as, by way of example but not limitation, vandalism by Employee to Company property).

By signing this Agreement, Employee acknowledges and agrees that Employee shall not accrue or be entitled to any payments or benefits beyond the Termination Date except for the Severance Payment set forth in this Section 4 of the Agreement. Employee acknowledges that the Severance Payment is given in consideration for Employee’s promises in this Agreement and the Employment Agreement, and that such Severance Payment is contingent upon Employee’s execution of this Agreement and the satisfaction of any other conditions set forth in this Agreement and the Employment Agreement.

5.
Receipt of Compensation Due. Employee acknowledges and agrees that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim, that Employee has been reasonably accommodated and provided with the opportunity to engage in the interactive process with respect to any injury or disability the Company has been made aware of, that Employee has been properly provided any leave of absence due to Employee’s or a family member’s health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to any request by Employee for or taking of any leave of absence because of Employee’s own or a family member’s health condition, nor has Employee been denied any leave requested under the Family and Medical Leave Act of 1993, as amended.
6.
Equity Grants. All equity grants, if any, that are unvested as of the Termination Date shall expire as of the Termination Date, and Employee shall have no right or claim with respect to such grants.
7.
Restrictions. Employee hereby agrees and reaffirms the covenants and agreements set forth in the Employment Agreement, including without limitation any non-compete, non- solicitation and non-interference covenants contained in the Employment Agreement, including Section 9 of the Employment Agreement provided that to the extent there is any conflict between the covenants and agreements in this Agreement, on the one hand, and the terms of the Employment Agreement, on the other hand, the terms of this Agreement shall apply. Employee acknowledges that such covenants, including covenants set forth in Section 9 of the Employment Agreement, shall survive beyond the Termination Date. Notwithstanding the foregoing and anything to the contrary in the Employment Agreement, the covenants and restrictions contained in Section 9 of the Employment Agreement shall only continue for the duration of the Severance

Period and the references to competitive brands in Section 9(b) shall be replaced with the following and shall be considered exhaustive: ALC, Veronica Beard, Theory, Helmut Lang, DVF, James Perse, Joie, Rag and Bone, Alice & Olivia, Nilli Lotan, Khaite and Ulla Johnson.

8.
Remedies. The Parties acknowledge and agree that Employee’s breach or threatened breach of any of the restrictions referenced in Section 7 of this Agreement may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Employee hereby consents to the grant of a temporary restraining order or an injunction (temporary or otherwise) against Employee or the entry of any other court order against Employee prohibiting and enjoining Employee from violating, or directing Employee to comply with, any provision of Section 7. Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries and affiliates against Employee for such breaches or threatened or attempted breaches. Notwithstanding anything to the contrary contained herein and in the Employment Agreement, in the event of any breach or threatened breach of any of the restrictions referenced in Section 7 of this Agreement or any other provisions of this Agreement, the Company agrees to provide Employee with written notice of such breach or threatened breach and allow Employee at least five (5) business days to cure such breach and engage in good faith discussions to resolve any such breach prior to initiating any dispute or seeking injunctive or equitable relief described above.
9.
Neutral Job Reference. In accordance with the Company’s standard policy, the Company agrees to provide Employee with a neutral job reference for all written and telephone requests to include only the following: job title and dates of employment.

10.
Return of Company Property. Employee agrees to turn over to the Company by no later than the Termination Date (or a later date if agreed by the Company), all Company property, including but not limited to Company laptop and mobile phone, and shall acknowledge such if requested by the Company.

11.
Confidentiality.

(a)
Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement and circumstances relating to the termination of Employee’s employment with the Company confidential, and will keep Employee’s claims and allegations against the Company or any of its affiliates or subsidiaries, if any, confidential. Employee further represents that Employee will not hereafter disclose any information concerning Employee claims or this Agreement to anyone, including, but by no means limited to, any past, present or prospective employee or applicant for employment of the Company or any of its affiliates or subsidiaries. Furthermore, Employee shall not provide any mass media (including industry media) or social media statements, on- or off- record, that include any information referenced above or regarding the Company or its business in general. Nothing herein shall prevent Employee from disclosing any part of this Agreement or the information contained herein to Employee’s legal counsel, tax advisor, or immediate family, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential. Further, nothing shall prohibit Employee from making disclosures while engaging in the activities referenced in Paragraph 14(b) of this Agreement.

(b)
The Company represents and agrees that it will, and will strictly instruct members of its management, board of directors, representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or managers, representatives, agents, consultants of each such subsidiary or affiliate, to, keep the terms, amount and fact of this Agreement and circumstances relating to the termination of Employee’s employment with the Company confidential, unless disclosure is required by law (including by laws and regulations of the United States Securities and Exchange Commission) or an order of a court or governmental agency with jurisdiction, or in proceedings relating to Employee’s activities referenced in Paragraph 14(b) of this Agreement. Nothing herein shall prevent the Company from disclosing any part of this Agreement or the information contained herein to the Company’s legal counsel or tax advisor, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential.

12.
Use of Agreement in Proceedings. This Agreement may not be used in evidence in any proceedings of any kind, except in an action alleging a breach of this Agreement. It shall not be a breach of this Agreement for either party to comply with a valid court order or subpoena requiring the disclosure of any information about this Agreement, so long as, in the case of Employee, Employee notifies the Company of such court order in writing, and allows it the opportunity to move to quash such order.

13.
Confidential Information. Employee acknowledges that Employee has been provided with or exposed to confidential and proprietary information and trade secrets of the Releasees (as defined below) and other entities and individuals with which a Releasee does business, including but not limited to non-public information, data and documents relating to the Company’s business plans, finances, strategies, processes, procedures, designs, customers, construction plans, photographs, techniques, and other non-public information regarding the Company’s business (“Confidential Information”). During and following his or her employment with the Company, Employee agrees not to disclose (without the express written authorization of the Company) any Confidential Information which Employee acquired, learned or developed as an employee of the Company, to any other person or entity, including media, or to use such information in any manner that is detrimental to the interests of the Company or entities or individuals with whom the Company does business, for so long as such Confidential Information may remain confidential; however, nothing shall prohibit Employee from making disclosures while engaging in the activities referenced in Paragraph 14(b) of this Agreement. Employee hereby confirms that Employee has delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by Employee or coming into Employee’s possession during the course of Employee’s employment with the Company which contain or refer to any such proprietary or confidential information. Employee further confirms that Employee has delivered to the Company any and all property and equipment of the Company, including laptop computers, smartphones, identification cards, and keys, etc., which may have been in Employee’s possession.
14.
General Release. See Exhibit B attached hereto.
15.
Voluntary Waiver. Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Company as of the date of the execution of this Agreement, and Employee has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

16.
Workers’ Compensation. Employee represents and warrants that Employee has not suffered any workplace injury other than such injuries, if any, that Employee has previously reported to the Company in writing.

17.
Non-Disparagement Clause.

(a)
Employee agrees not to make any negative or derogatory remarks or statements, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company, any member of its management, board of directors, representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or managers, representatives, agents, consultants of each such subsidiary or affiliate, or any investor or shareholder in the Company, unless as required by law or an order of a court or governmental agency with jurisdiction, or while engaging in activities referenced in Paragraph 14(b) of this Agreement.

(b)
The Company agrees, and shall strictly instruct members of its management, board of directors, employees (aware of any circumstances leading up to the termination of Employee’s employment with the Company), representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or managers, representatives, agents, consultants of each such subsidiary or affiliate, not to make any negative or derogatory remarks or statements, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation of the Employee, unless as required by law (including laws and regulations of the United States Securities and Exchange Commission) or an order of a court or governmental agency with jurisdiction, or in proceedings relating to Employee’s activities referenced in Paragraph 14(b) of this Agreement.
(c)
The terms of this Section 17 supersede any other non-disparagement covenant agreed to by Employee.

18.
Employee’s Cooperation Obligations. Employee agrees to cooperate in the defense of the Company against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of Employee’s employment with the Company. Furthermore, Employee agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Employee’s employment with the Company. The Company’s request for any such cooperation shall take into consideration Employee’s business and personal commitments and the amount of notice provided to Employee by the Company. From and after the Termination Date, except as requested by the Company or as required by law, Employee shall not comment upon any

(i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or (ii) threatened or pending government investigation involving the Company. In addition, Employee shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor If Employee is required to cooperate in accordance with this Section 18, the Company shall pay Employee a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on Employee’s annual base salary rate immediately preceding the Termination Date.

19.
Compliance with Law. This Agreement is intended to comply with applicable law. Without limiting the foregoing, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything herein to the contrary, separation may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding any provision of this Agreement to the contrary, to the extent that execution and nonrevocation of this Agreement spans two taxable years, payment of any deferred compensation under this Agreement shall be paid or commence in the second taxable year if required under 409A.
20.
Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.
21.
[Reserved].
22.
Integration Clause. This document and the Employment Agreement constitute the complete and entire Agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.

23.
Modification of Agreement. This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

24.
Warranty Regarding Non-Assignment. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. If any Claim should be made or instituted against the Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless the Releasees, and each of them, against any such Claim, including necessary expenses of investigation, attorneys’ fees and costs.

25.
Governing Law. This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

26.
[Reserved].

27.
Severability and Enforceability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

28.
Singular/Plural. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

29.
Attorneys’ Fees. In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys’ fees.

30.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signatures shall be deemed valid as if they were inked originals.

31.
No Reliance By Employee. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

32.
Successors. This Agreement will be binding on the Company and its successors and will also be binding on Employee and Employee’s heirs, administrators, executors and assigns.

33.
Employee Review Period. Employee specifically acknowledges that: (i) the Company has advised Employee to retain counsel to have this Agreement reviewed and explained to Employee; (ii) Employee was allowed a period of up to at least twenty-one (21) days to review and consider this Agreement, and has had the opportunity to make counter-proposals to the Agreement; (iii) the Company has advised Employee to retain a translator or interpreter as necessary to have this Agreement reviewed and explained to Employee, and has advised Employee that a translator or interpreter can be provided at the Company’s expense for the purposes of doing so; and (iv) Employee fully understands the language set forth in this Agreement as written, translated or interpreted, and by signing below, Employee acknowledges that she has taken any steps she believes to be necessary for her to fully comprehend all portions of this Agreement. If

Employee should execute it prior to the expiration of the twenty-one (21) day consideration period, knowingly waives Employee’s right to consider this Agreement for twenty-one (21) days.

34.
Seven-Day Revocation Period. Employee acknowledges that Employee may, for a period of seven (7) calendar days following the date of execution of this Agreement by Employee, revoke Employee’s acceptance of this Agreement. Employee’s execution of this Agreement shall not become effective until after expiration of this seven-day period. Any revocation of Employee’s acceptance of this Agreement must be done in writing and delivered to a management employee of the Company before the close of business on the seventh calendar day.

35.
Miscellaneous Provisions.
a.
The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the County of New York, NY, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.
b.
Under no circumstances shall Employee execute this Agreement prior to the Termination Date.

c.
Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:
(i)
If the

Company, to: c/o Vince, LLC

500 Fifth Avenue, 20th Fl New York, NY 10110

Attention: General Counsel Telephone: 212-515-2695

(ii)
If Employee, to Employee’s home and office addresses reflected in the Company’s records

[Signature page to follow]

WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct. The effective date of this Agreement is the date that Employee signs it below.

DATED: 3/26/2024 By: /s/ Jonathan Schwefel
Jonathan Schwefel

DATED: 3/26/2024 VINCE HOLDING CORP.

By: /s/ Lee Meiner Lee Meiner

Chief People Officer

Exhibit A

Severance Summary

Employee Name:	Jonathan Schwefel
Employment Agreement:	Employment Agreement, dated March 8, 2021, by and between Employee and the Company Restricted Stock Unit Agreement, dated March 29, 2021, by and between Employee and the Company
Termination Date:	March 26, 2024
Severance Rate:	$800,000 per annum For clarity, a total of $266,667 paid over eight payrolls (unless other employment is earlier secured)
Severance Period:	4 months (or until other employment is earlier secured)

Exhibit B

General Release

(a)
Employee understands and agrees that, by signing this Agreement, in exchange for the Severance Payment that Employee will receive under Paragraph 4 in this Agreement, Employee is irrevocably and unconditionally waiving, releasing and forever discharging, and promising not to sue the Company and each of the Company’s past and present owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, franchisees, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, under or in concert with any of them (collectively “Releasees”), and each of them, from any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Employee’s employment relationship with, or the termination of Employee’s employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Agreement. This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any violation of Title VII of the Civil Rights Act of 1964, as amended; Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; Employee Retirement Income Security Act of 1974, as amended; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; the Immigration Reform and Control Act of 1986, as amended; the New York Human Rights Law; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, as amended; the New York State WARN Act, as amended; the New York State Human Rights Law, as amended; the New York City Administrative Code (including the New York City Human Rights Law), as amended; the New York State Labor Law, as amended; the New York State Paid Family Leave Law; the New York City Earned Safe and Sick Time Act; the Genetic Information Nondiscrimination Act of 2008, as amended; and/or any other alleged violations of any federal, state or local law, regulation or ordinance, and/or contract, including without limitation, tort law or public policy claims, having any bearing whatsoever on Employee’s employment by and the termination of Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, attorneys’ fees, costs, and/or future wage loss.

The foregoing release does not extend to Employee’s right to (i) raise claims under the ADEA that may arise after the date Employee signs this Agreement; or (ii) claims for breach or enforceability of this Agreement;

(iii)
indemnification or defense under Section 5(d) of the Employment Agreement or under the Company’s policies, bylaws or law; or (iv) receive any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law. Employee understands that nothing in the release shall preclude Employee from filing a claim for unemployment or workers’ compensation insurance.

This release applies to claims or rights that Employee may possess either individually or as a class member, and Employee waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Agreement is signed that relates in any way to Employee’s employment with Company.

The obligations stated in this release are intended as full and complete satisfaction of any and all claims Employee has now, or has had in the past. By signing this release, Employee specifically represents that Employee has made reasonable effort to become fully apprised of the nature and consequences of this release, and that Employee understands that if any facts with respect to any matter covered by this release are found to be different from the facts Employee now believes to be true, Employee accepts and assumes that risk and agrees that this release shall be effective notwithstanding such differences. Employee expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

Employee promises not to pursue any claim that Employee has settled by this release. If Employee breaks this promise, Employee agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.

Employee, in consideration of the Severance Payment as described in Section 4 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee has or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA, and Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms. Employee acknowledges that Employee has been given a reasonable period of time to consider this Agreement, that Employee has freely, knowingly, and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect, and that Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)
Nothing in this Agreement, including, but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, prohibits Employee from (i) reporting possible violations of United States federal law or regulation to any criminal or civil law enforcement agency or the attorney general or administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Commodity Futures Trading Commission, the Consumer Financial Protection Bureau, the Occupational Safety and Health Administration, the Department of Justice, the U.S. Congress, any agency Inspector General, the EEOC, the National Labor Relations Board, the New York State Division of Human Rights (“NYSDHR”), the New York City Commission on Human Rights (“NYCCHR”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws (“Government Agencies”), (ii) speaking with an attorney retained by Employee, or (iii) making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation; provided, that Employee will use his or her reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential. Employee does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18

U.S.C. § 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

(c)
In consideration of the benefits described herein and for other good and valuable consideration, the Company, including its current and former parents, subsidiaries and affiliates, hereby releases and forever discharges, and by this instrument releases and forever discharges Employee, from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which it ever had, now has, or which may arise in the future regarding any matter arising on or before the date of its execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with the Company and/or any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, and attorneys’ fees, provided, however, that nothing contained herein shall act as a waiver of (a)

Employee’s obligations under this Agreement; (b) Employee’s obligations under any equity based awards and/or deferred compensation plan; (c) claims for breach or enforceability of this Agreement; or (d) any other liabilities, claims and/or demands which directly or indirectly result from any illegal conduct, act of fraud, theft or material violation of any policy, regulation or law committed by Employee in connection with Employee’s employment with the Company and/or any of its subsidiaries or affiliates.

(d)
This release is binding on Employee’s heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns and on the Company’s successors and assigns.